Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

AMERICAN STATES WATER COMPANY

(Exact name of Registrant as specified in its charter)

California	95-4676679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

630 East Foothill Boulevard

San Dimas, California 91773
(909) 394-3600
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Robert J. Sprowls

630 East Foothill Boulevard
San Dimas, California 91773
(909) 394-3600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ 333-68299

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Proposed maximum aggregate
securities to be registered	offering price(6)	Amount of registration fee(6)

Debt Securities	(1)	N.A.

New Preferred Shares, no par value	(1)(2)	N.A.

Depository Shares	(1)(2)(3)	N.A.

Common Shares, no par value(4)	(1)(5)	N.A.

Total	$12,000,000	$1,520.40

(1)	In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $12,000,000 or, if any Debt Securities are issued with original issue discount, such greater amount as shall result in an aggregate offering price of $12,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2)	Shares of New Preferred Shares and Depository Shares may be issuable upon conversion of Debt Securities registered hereby.

(3)	In the event American States Water Company elects to offer to the public fractional interests in shares of the New Preferred Shares registered hereunder, Depository Receipts will be distributed to those persons purchasing such fractional interests, and the shares of New Preferred Shares will be issued to the Depositary under any such Deposit Agreement.

(4)	Includes stock purchase rights. Prior to occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Shares.

(5)	Common Shares may be issuable in primary offerings and upon conversion of the New Preferred Shares or Debt Securities registered hereby.

(6)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

         This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act of 1933.

Explanatory Notes

         This Registration Statement is being filed pursuant to Rule 462(b) and General Instruction IV of Form S-3, both as promulgated under the Securities Act of 1933. The contents of the Registration Statement on Form S-3 (Registration Statement No. 333-68299 and Amendment No. 1 thereto and any amendments and exhibits thereto, filed by American States Water Company with the Securities and Exchange Commission, which was declared effective on December 22, 1998 and July 19, 2000, respectively, are incorporated by reference.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other expenses of issuance and distribution*

Registration fee	$1,520.40
Rating agency fees	15,000.00	*
Printing and engraving expenses	25,000.00	*
Accounting fees and expenses	12,500.00	*
Legal fees and expenses	25,000.00	*
Blue sky fees and expenses	1,000.00	*
Fees and expenses of Transfer Agent, Trustee and Depositary	2,000.00	*
Miscellaneous	2,999.60	*

Total	$85,020.00

*	Expenses are estimated except for the registration fee.

Item 15.  Indemnification of directors and officers

Section 317 of the General Corporation Law of California provides that a corporation has the power, and in some cases is required, to indemnify an agent, including a director or officer, who was or is a party or is threatened to be made a party to any proceeding, against certain expenses, judgments, fines, settlements and other amounts under certain circumstances. Article VI of the Company’s Bylaws provides for the indemnification of directors, officers and agents as allowed by statute. In addition, the Company has purchased directors and officers insurance policies which provide insurance against certain liabilities of directors and officers of the Company.

Item 16.  Exhibits

Exhibit
number	Description of exhibit

*1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Company, as amended (incorporated by reference to Form 10-K/ A for the year ended December 31, 2003).
3.2	Bylaws (incorporated by reference to Form 8-K filed on November 2, 1998).
3.3	Rights Agreement dated August 3, 1998 between the Company and ChaseMellon Shareholder Services L.L.C. (incorporated by reference to the Company’s Form 8-A filed August 20, 1998)
**4.1	Indenture with respect to Debt Securities.
**4.2	Form of Deposit Agreement with respect to the Depositary Shares.
4.3	Form of Certificate for Common Shares (incorporated by reference to the Company’s Form 8-K filed August 27, 2003).
5.1	Opinion of O’Melveny & Myers LLP as to the validity of Securities issued by the Company.
12.1	Computation of Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Share Dividends of the Company.
23.1	Consent of PriceWaterhouseCoopers LLP.

Part II

Exhibit
number	Description of exhibit

23.2	Consent of O’Melveny & Myers LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on page II-3).
**25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of the Trustee.

 * To be filed by amendment or pursuant to a Form 8-K.

** Filed as an exhibit to Registration No. 333-68299 and incorporated by reference herein.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by each Registrant pursuant to Section 13 or Section 15(d) of the Securities Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in

Part II

Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Part II

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing a Registration Statement on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Dimas, State of California, on September 20, 2004.

AMERICAN STATES WATER COMPANY

By:	/s/ FLOYD E. WICKS

Name: Floyd E. Wicks

Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Each person whose signature appears below authorizes Floyd E. Wicks and Robert J. Sprowls, and each of them, as attorneys-in-fact, to sign any amendment, including post-effective amendments, to this Registration Statement on his or her behalf, individually and in each capacity stated below, and to file any such amendment.

Signature	Title	Date

/s/ FLOYD E. WICKS Floyd E. Wicks	Principal Executive Officer, President, Chief Executive Officer and Director	September 20, 2004
/s/ ROBERT J. SPROWLS Robert J. Sprowls	Principal Financial Officer and Principal Accounting Officer, Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer	September 20, 2004
/s/ LLOYD E. ROSS Lloyd E. Ross	Chairman of the Board and Director	September 20, 2004
/s/ JAMES L. ANDERSON James L. Anderson	Director	September 20, 2004
/s/ JEAN E. AUER Jean E. Auer	Director	September 20, 2004
/s/ N.P. DODGE, JR. N. P. Dodge, Jr.	Director	September 20, 2004
/s/ ROBERT F. KATHOL Robert F. Kathol	Director	September 20, 2004
/s/ ANNE HOLLOWAY Anne Holloway	Director	September 20, 2004